UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 1, 2009

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 25, 2010, Franklin Covey Co. (the Company) entered into a fourth modification agreement with JPMorgan Chase Bank, N.A. (the Lender) on its line of credit facility (the Fourth Modification Agreement).  The Lender also provides the majority of the Company’s day-to-day banking services.

Under provisions of the Fourth Modification Agreement, the following terms of the line of credit agreements were modified:

1.	Loan Amount – The line of credit will continue to allow up to $13.5 million of borrowing capacity until December 31, 2010, when the loan amount will be reduced to $10.0 million.

2.	Maturity Date – The maturity date of the credit facility has been extended one year to March 14, 2011.

3.
Interest Rate – The effective interest rate will be based upon the calculation of the Funded Debt to EBITDAR Ratio and the Fixed Charge Coverage Ratio.  If the Company’s Funded Debt to EBITDAR Ratio is less than 2.5 to 1.0 and the Fixed Charge Coverage Ratio is greater than 2.0 to 1.0, the interest rate will be LIBOR plus 2.6 percent.  If the ratios are in excess of these amounts, but still in compliance with the terms of the line of credit facility, the interest rate will be LIBOR plus 3.5 percent.

4.
Financial Covenants – The Funded Debt to EBITDAR Ratio was modified for the twelve (12) month periods then ending, to be less than (a) 3.75 to 1.00 as of the end of the fiscal quarter ending on February 28, 2010, (b) 3.50 to 1.00 as of the end of the fiscal quarter ending on May 29, 2010, and (c) 3.00 to 1.00 as of the end of the fiscal quarter ending on August 31, 2010 and each fiscal quarter thereafter.  The Fixed Charge Coverage Ratio is required to be greater than 1.5 to 1.0 for all periods and the minimum net worth was revised to $67.0 million.  The capital expenditure limitations remain unchanged.  In the event of noncompliance with these financial covenants and other defined events of default, the Lender is entitled to certain remedies, including acceleration of the repayment of amounts outstanding on the line of credit.

On December 1, 2009, the Company obtained an unsecured short-term loan from a bank in Japan for 100.0 million yen.  The United States dollar equivalent of the loan exceeded the allowable $1.0 million, which resulted in an instance of non-compliance with the Company’s line of credit agreement.  This instance of non-compliance has since been cured and did not increase the outstanding obligation on the line of credit agreement.  The Fourth Modification Agreement waived the instance of non-compliance with regard to the Japan loan.

The foregoing description of the Fourth Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Fourth Modification Agreement, which is filed as Exhibit 10.1 attached hereto.

The original credit agreements with the Lender are described in further detail in, and the corresponding agreements are attached as exhibits to, the Form 8-K filed with the Securities and Exchange Commission on March 19, 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On February 25, 2010, the Company entered into the Fourth Modification Agreement with the Lender on its line of credit facility as described above in Item 1.01.  The information in Item 1.01 is incorporated by reference herein.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 1, 2009, the Company entered into a short-term loan with a bank in Japan, which resulted in an instance of non-compliance with certain terms of the line of credit agreement.  The Fourth Modification waived the instance of non-compliance as described in Item 1.01.  The information in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:
	10.1	Fourth Modification Agreement by and among Franklin Covey Co. and JPMorgan Chase Bank, N.A., dated February 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date:	March 2, 2010	By:	/s/ Stephen D. Young
Stephen D. Young
Chief Financial Officer